Exhibit 99.1


              New York Community Bancorp, Inc. Announces
                Completion of Doral Branch Transaction

      Transaction Boosts New York Commercial Bank Franchise to 38
 Locations, Adds Assets of Approximately $485 Million and Deposits of
                      Approximately $370 Million


    WESTBURY, N.Y.--(BUSINESS WIRE)--July 27, 2007--New York Community Bancorp, Inc. (NYSE: NYB) (the "Company") today announced that its commercial bank subsidiary, New York Commercial Bank, last night completed the acquisition of 11 branches in New York City from Doral Bank, FSB. As a result, the commercial bank franchise has expanded to 38 locations, including seven in Manhattan, 11 in Queens, six in Brooklyn, four in Westchester County, and ten on Long Island.

    Eight of the acquired branches commenced operations this morning under the New York Commercial Bank banner, with the remaining three branches operating through the Atlantic Bank Division of New York
Commercial Bank.

    In connection with the transaction, the Company also acquired assets of approximately $485 million, including loans of approximately $200 million, and deposits of approximately $370 million at an approximate premium of 2.6%.

    Commenting on the transaction, Chairman, President, and Chief Executive Officer Joseph R. Ficalora stated, "In little more than 18 months, we have built a commercial bank franchise with assets in excess of $3 billion, deposits in excess of $2 billion, and 38 key locations in the attractive Metro New York marketplace. The acquired branches have been converted to our commercial bank systems, facilitating the transition for our newest customers.

    "We continue to seek opportunities to further expand our franchise," Mr. Ficalora noted, "while offering our customers an exceptional level of personal service, the convenience of multiple delivery channels, and a highly competitive menu of financial products and services."

    The leading producer of multi-family loans for portfolio in New York City, New York Community Bancorp, Inc. is a multi-bank holding company with assets of $29.6 billion and two bank subsidiaries: New York Community Bank and New York Commercial Bank. With 160 offices serving customers in New York City, Long Island, and Westchester County in New York and Essex, Hudson, Union, Ocean, Monmouth, and Middlesex Counties in New Jersey, New York Community Bank is the fourth largest thrift depository in its market, and operates through eight local divisions: Queens County Savings Bank, Roslyn Savings Bank, Richmond County Savings Bank, Roosevelt Savings Bank, CFS Bank, First Savings Bank of New Jersey, Ironbound Bank, and Penn Federal Savings Bank. New York Commercial Bank has 38 branches serving customers in Manhattan, Queens, Brooklyn, Westchester County, and Long Island, including 19 that operate under the name Atlantic Bank. Additional information about New York Community Bancorp, Inc. and its bank subsidiaries is available at www.myNYCB.com and www.NewYorkCommercialBank.com.


    CONTACT: New York Community Bancorp, Inc.
             Ilene A. Angarola, 516-683-4420
             First Senior Vice President and Director, Investor
             Relations